Exhibit 10.1

Subcontracting Contract

Party A: Guizhou Province Pan County Pingguan town Ping Yi Coal Mine (“Ping Yi” or the “Company”)

Party B: Yunnan province Fuyuan county Baoxing Economic and Trade Co., Ltd.(“Baoxing”)

Ping Yi is currently expanding its existing 150,000 tons annual coal production capacity toward a 300,000 tons capacity, and is building a new coal washing factory (DMS type) with an annual output of approx. 600,000 tons of washed coal (to be completed approximate in June 2010). These expansions are a huge task to the Company, resulting lack of time for daily management as well as tight working capital.

Baoxing is a subsidiary of L&L Energy, Inc. (“L&L”), which is a U.S. public traded company. Baoxing has engaged in energy business over 10 years in China, has coal mining skills and management experience of operating coal. Both parties (Baoxing and Ping Yi) have been working as strategic partners for many years with good relationship.

For mutual benefits, both parties entered this contract which covers the following agreements:

1.	Consulting Services Agreement - This agreement allows Baoxing to manage and operate Ping Yi, and collects the respective revenue, net profits and/or losses of the Company. Under the terms of the agreement, Baoxing is the exclusive provider of advice and consultancy services to Ping Yi related to the Company’s general business operations, accounting and human resources needs and research and development, among other things. In exchange for such services, Baoxing will absorb the Company's net profits and/or losses. Baoxing will own all intellectual property rights developed or discovered through research and development in the course of providing services under this agreement, but will grant a license to use such intellectual property back to the Company, if necessary, to conduct its business. Baoxing will prepare periodic financial reports for Ping Yi. The agreement also restrain Ping Yi from taking certain actions such as (but not limited to) issuing equity, incurring indebtedness and changing its business. The agreement is effective until terminated and it may be terminated by Baoxing for any or no reason and by either party for reasons explicitly set forth in the agreement, including (but not limited to) a breach by the other party or the other party's becoming bankrupt or insolvent. Ping Yi may not assign or transfer its rights or obligations under the respective agreement without the prior written consent of the Baoxing, except that Baoxing may assign its rights or obligations under the agreement to an affiliate.

2.	Operating Agreement - The parties to this agreement are Baoxing and Ping Yi, respectively, including all of the shareholders of Ping Yi. Under the agreement, Baoxing guarantees the contractual performance by the Company under any agreements with third parties, in exchange for a pledge by Ping Yi of all of its respective assets, including accounts receivable and inventories. Baoxing will provide necessary working capital, management, and purchase necessary assets to operate Ping Yi. smoothly. In addition, Baoxing shall pay a fee to Ping Yi and its shareholders each year to be able to operate the Ping Yi coal mine facilities. The fee is RMB six million (6,000,000 RMB) each year, can be paid either in cash or in L&L common shares. Baoxing should pay the first RMB 1 million fee in cash (1,000,000 RMB) within 10 days after signing of this agreement. Baoxing has the right to approve any transactions that may materially affect the assets, liabilities, rights or operations of the Company and provide, binding advice regarding the Company's daily operations, financial management and employment matters, including the dismissal of employees. In addition, Baoxing has the right to recommend director candidates and appoint the senior executives of the Company. The agreements expire 2 years from execution unless renewed. Baoxing has the right to terminate the agreement upon 30 days' written notice but Ping Yi does not have the right to terminate its respective agreement during its term. Baoxing may freely assign its rights and obligations under the agreement upon written notice to Ping Yi. Ping Yi may not assign their rights or obligations under the respective agreement without the prior written consent of Baoxing.

3.	Proxy Agreement - Baoxing has entered into proxy agreements with all of the shareholders of Ping Yi under which the shareholders have vested their voting power of the Company in Baoxing, and agreed not to transfer the shareholders' respective equity interests in the Company to anyone but Baoxing or its designee(s). The agreement expires 2 years from the execution date, unless both parties agree to extend. Baoxing has the right to safeguard Baoxing's rights under the respective agreement. Upon an event of default under the agreement, Baoxing may vote, control, sell or dispose of the pledged equity interests and may require the shareholders to pay all outstanding and unpaid amounts due under the Consulting Services Agreement. Pursuant to the terms of the agreement, the shareholders have agreed to restrictive covenants to safeguard Baoxing's rights under the respective agreement. Baoxing may freely assign its rights and obligations under the agreement upon written notice to the shareholders. The shareholders may not assign their rights or obligations under the respective agreement without the prior written consent of Baoxing. terminate the agreement upon 30 days' written notice but the shareholders may not terminate the agreement without Baoxing's consent.

4.	Option Agreements - The parties to these agreements are Baoxing, Ping Yi, and all of the shareholders of Ping Yi, respectively. The shareholders of Ping Yi have granted Baoxing or its designee(s) the irrevocable right and option to acquire all or a portion of such shareholders' equity interests in the Company. The shareholders have also agreed not to grant such an option to anyone else. The purchase price for a shareholder's equity interests will be equal to such shareholder's original paid-in price for such equity interest. Pursuant to the terms of the agreement, the shareholders and each of Ping Yi have agreed to certain restrictive covenants to safeguard Baoxing's rights under the respective agreement. The agreement expires 2 years from execution unless renewed. Baoxing may freely assign its rights and obligations under the agreements upon written notice to Ping Yi and the shareholders, respectively. Ping Yi and the shareholders, respectively, may not assign their rights or obligations under the respective agreement without the prior written consent of Baoxing.

5.	Equity Pledge Agreements - The parties to each of these agreements are Baoxing, Ping Yi and all of the shareholders of Ping Yi, respectively. The shareholders of Ping Yi have pledged all of their respective equity interests in the Company to Baoxing to guarantee each of Ping Yi's performance of the Company’s respective obligations under the Consulting Services Agreement. The pledge expires two years after the obligations under the Consulting Services Agreement described above are fulfilled. Baoxing has the right to collect any and all dividends paid on the pledged equity interests. Baoxing may assign its rights and obligations upon written notice to Ping Yi shareholders.

The agreement covers a period of two years, starting from November 1, 2009 to October 31, 2011. Agreement can be extended by mutual consent.

Both parties should settle any dispute, if any, arising from this agreement by friendly discussions.

After signed this agreement, it will be effective on November 1, 2009.

Party A: Guizhou Province Pan County Pingguan Town Ping Yi Coal Mine

Legal Representative: /s/ Bao Guo Zhang

Dated: 1/18/2010

Party B: Yunnan province Fuyuan County Baoxing Economic and Trade Co., Ltd.

Legal Representative: /s/ Tony H Y Li Date: 1/18/2010